UNITED STATES
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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
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On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On May 14, 2008, Nanes Delorme Partners issued the following press release:

Nanes Delorme Partners Sends Second Letter to VAALCO Stockholders

Wednesday May 14, 9:51 am ET

Urges Stockholders to Vote for Minority Slate of Director Nominees Committed to Corporate Governance Reforms and Conducting Review of Strategic Alternatives

Calls VAALCO Lawsuit Desperate and Baseless

Launches Website Resource for Stockholders www.ImproveVAALCO.com

NEW YORK--(BUSINESS WIRE)--Nanes Delorme Partners I L.P. (“Nanes Delorme Partners”) today sent the following letter to VAALCO Energy, Inc. (“VAALCO” or the “Company”) (NYSE: EGY - News) stockholders, urging them to vote for its minority slate of highly qualified, independent director nominees at VAALCO’s Annual Meeting on June 4, 2008. The Nanes Delorme Partners director nominees are Mr. Julien Balkany, Mr. Leonard Toboroff and Mr. Clarence Cottman III.

Nanes Delorme also announced the launch of a website for VAALCO stockholders, www.ImproveVAALCO.com. Stockholders are urged to read the materials posted on the website because it contains information regarding the proxy contest, biographies of the three independent Board nominees and various other communications materials that address VAALCO’s poor performance.

Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners, stated: “We believe that VAALCO has great potential, but that the Company will continue to materially underperform without new independent representatives on the Board. In addition, rather than provide a clear strategic plan to rebuild stockholder value, the Company has chosen to evade the critical issues facing VAALCO by filing a desperate and baseless lawsuit aimed at disenfranchising stockholders and “chilling” the democratic process and to defend its failures by launching a campaign rooted in misleading facts and unnecessary scare tactics designed to distract stockholders from the Company’s poor performance. We believe the current incumbent directors – most of who own little to no stock in the Company – will say and do just about anything to entrench its members, protect its own interests and ignore the legitimate concerns of stockholders.”

Mr. Balkany continued, “As an independent hedge fund with various limited partners and multiple investments, Nanes Delorme Partners saw in VAALCO a company significantly undervalued and severely mismanaged. We have always been clear that proactive steps, like a review of strategic alternatives that could result in the public auction of the Company, are necessary because of the Board’s lack of sincere interest in improving the Company’s operating performance, corporate governance structure and overall lack of commitment to enhancing stockholder value.”

Mr. Balkany added, “VAALCO’s dismal performance under the current Board and management is undeniable. The Company’s 2007 year-end net earnings were down more than 50% compared to 2006 and the Company’s first quarter 2008 net earnings decreased approximately 60% compared to 1Q 2007. We were very disappointed that, in an era where the price of oil has reached record levels and where the Company sold its production for a 65% higher price, that the Company reported a nearly 60% decline in net income in 1Q 2008 and blamed these poor results on the excuse of ‘higher taxes’.”

Mr. Balkany finally noted, “We strongly believe that without change to the Board, the Company’s value will continue to erode. Indeed, during the past 18 months prior to our involvement, VAALCO’s stock was down 32%. If elected, our highly qualified independent directors will comprise a minority of the VAALCO Board and are committed to working with the other directors to enact corporate governance reforms and to conducting a review of strategic alternatives to maximize value for all VAALCO stockholders.”

The text of the letter follows:

NANES DELORME PARTNERS I LP

May 14, 2008

Dear Fellow Stockholders,

As you are aware, we are seeking your support to elect Julien Balkany, Leonard Toboroff and Clarence Cottman III, our three highly qualified, independent director nominees at VAALCO’s Annual Meeting on June 4. If elected, our minority slate of directors will represent the interests of all stockholders and intend to take steps to improve corporate governance and retain a top tier investment bank to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

VAALCO HAS MATERIALLY UNDERPERFORMED UNDER THIS BOARD’S LEADERSHIP – STOCKHOLDERS DESERVE BETTER

We have been forced into this solicitation because our repeated attempts to ensure that stockholder concerns about VAALCO’s current strategic direction and recent disastrous performance have been completely ignored. As you have probably also realized by now, rather than provide a clear strategic plan to rebuild shareholder value, management has chosen to evade the critical issues facing VAALCO and to defend its failures by launching a campaign rooted in misleading facts and unnecessary scare tactics designed to distract stockholders from the Company’s poor performance.

Nanes Delorme Partners I LP is a limited partnership that was formed in January 2008 for the purpose of investing primarily in publicly traded securities of oil and gas companies. We have no “secret partners” as the Board misleadingly suggests. In addition to VAALCO, Nanes Delorme Partners holds significant positions in several other publicly listed companies. Do not be fooled by the Board’s scare tactics – if elected we will be a MINORITY of the Board and our goal is to work with the remaining members of the Board to increase value for all stockholders.

DO NOT BE MISLED BY THE COMPANY’S DESPERATE EFFORTS TO DISTRACT YOU FROM THE REAL ISSUES

We are also extremely disappointed that the incumbent directors -- most of whom own little to no stock in the Company -- have displayed a clear lack of interest in improving the Company’s strategic direction, operating performance and corporate governance and have shown an overall lack of commitment to enhancing stockholder value. As VAALCO’s largest stockholder, we have made every effort to work constructively with current management, but we now believe that change at the Board level is necessary.

NANES DELORME PARTNERS’ MINORITY SLATE IS THE RIGHT CHOICE FOR CHANGE – LET’S PUT AN END TO THE STATUS QUO

We believe the current Board will say and do just about anything to entrench its members, protect its own interests and ignore the concerns of stockholders. Consider the following:

•
The Board offered Julien Balkany, one of our nominees, a board seat in the hope of convincing us to abandon our solicitation. On April 21, a mere three days before it filed its proxy materials, the Company presented us with an unsolicited settlement agreement offering to appoint Julien Balkany to the Board.

After Nanes DeLorme Partners rejected the settlement offer, the Board immediately filed false and misleading proxy material and has been critical of Mr. Balkany. In fact, on May 8, 2008, the Company sent a letter to stockholders outlining certain concerns with us and with Mr. Balkany in particular. What changed in the two weeks since the Board offered to appoint Mr. Balkany as a director? Why is management disparaging a nominee that, a short while ago, it was all too eager to appoint to the Board if we would abandon our proxy fight in return? We are confident that stockholders who have suffered through VAALCO’s consistent poor performance will see through this desperate ploy.

•
The Company claims that no “bona fide” offers to provide stockholders with “full and fair value” have been received. We call on the Company to truthfully disclose whether it has been approached by third parties regarding a corporate transaction or received any proposals within the last 12 months.

Stockholders should determine whether an offer is fair and in their best interests, not a self-serving Board whose members keep their jobs by rejecting all offers.

•
The Board claims to act in stockholders best interests, but with a poison pill, a classified Board, supermajority voting provisions and provisions permitting directors to only be removed from office for cause, who are these provisions in place to protect?

We wonder, what purposes do these provisions serve, other to ensure the entrenchment of the Board and block legitimate corporate action?

THIS BOARD WANTS IMMUNITY – NOT ACCOUNTABILITY!

This is a Board that will seemingly say and do anything to remain entrenched in office, even if its actions come at the expense of stockholders’ best interests. Other than to distract stockholders from its own failures, why else would the Board and management choose to waste its time and effort delivering letters to stockholders describing people and events that have little to nothing to do with us, our Nominees, or more importantly, the Company’s poor performance under this Board and management!

VAALCO’S DISMAL PERFORMANCE NUMBERS TELL THE TRUE STORY

The Board presents itself over the last six month, one, three and five year periods as a “consistent outperformer” of both its peer group and the S&P 500 Index. We believe this statement to be blatantly misleading. What about oil prices? What about the S&P 500 Oil & Gas E&P Index? The truth is, VAALCO has significantly underperformed all the relevant benchmarks.

Until Nanes Delorme Partners’ public involvement in March of this year, VAALCO’s stock performance was extremely disappointing. In fact,

•	In the one year period ending on March 11, the date we went public with our concerns, VAALCO’s stock was down 7% while the S&P 500 Oil and Gas Exploration and Production Index was up 62%.

•	In the eighteen month period ending on March 11, VAALCO’s stock was down 32% while the S&P 500 Oil and Gas Exploration and Production Index was up 70%.

•	In the two year period ending on March 11, VAALCO’s stock was down 22% while the S&P 500 Oil and Gas Exploration and Production Index was up 74%.

Since March 11, the date our investment and interest in VAALCO was first publicly announced, VAALCO’s stock is up approximately 44%. Also since March 11, the Company has made three public announcements, (i) on March 13th to release its year end earnings for 2007 which are down more than 50% compared to its net earnings in 2006; (ii) on May 8th to offer stockholders a collection of scattered, unsubstantiated points and unwarranted attacks on us; and (iii) on May 9th to announce that the Company missed 1Q08 earnings by 17 cents, which represent a decrease of approximately 60% compared to its net earnings in 2007. We believe the increase is clearly not based on Company developments, but rather on the strong hope by stockholders that new board members will work to cause immediate and substantial changes in the Company.

VAALCO claims that we have attempted to use “complicated formulas and analyses to imply that the Company’s stock price and EBITDA have underperformed;” and instead suggests that the Company is one whose growth should be measured through the drill bit.

In fact, according to management, over the last 18 months, “your Board and management team have laid the foundation necessary for significant increases in reserves and production.” However, it seems to us that no complex formulas or analyses are needed to see that during the past 18 months prior to our involvement, despite strong conditions in the oil and gas business, VAALCO’s stock was down an astonishing 32%.

VAALCO’S 1Q 2008 REINFORCES THE FACT THAT CHANGE IS NECESSARY –THE COMPANY MISSED ITS NET EARNINGS PER SHARE BY 17 CENTS
VAALCO claims that it is exceptionally well-positioned for continued growth and success, yet first quarter results show that net income decreased from $4.6 million or 8 cents per share, on revenue of $29.1 million in first quarter 2007 to $1.8 million, or 3 cents per share, on revenue of $42.2 million in first quarter 2008, a decrease of approximately 60%. In an era where the price of oil has reached record levels, and where the Company sold its production for a 65% higher price, we are very frustrated by a nearly 60% decline in net income.

In light of such failure, how can the Board and management claim with a straight face that they have a pattern of delivering consistent growth in revenues, cash flows and earnings? Once again, the Board and management have demonstrated that they are willing to say anything regardless of the underlying facts.

In the 1Q08 earnings call, the Chairman and CEO of Vaalco noted: “our earnings per share fell a little short of what we had hoped for” and blamed the results on “high tax.” The excuses offered by management are never ending. What counts is performance.

MAYBE THIS EXPLAINS WHY SO MANY OF THE INCUMBENT BOARD MEMBERS CHOOSE NOT TO INVEST IN VAALCO SHARES

Why should stockholders believe management’s pronouncements that the Company is in good hands when W. Russell Scheirman, the President and CFO since 1992, owns only 694 shares, and in the past two years has exercised options to acquire a total of approximately 530,000 shares over 18 separate occasions, and has sold each share purchased, keeping not one share?

How can stockholders trust that the Board’s and management’s interests are aligned with stockholders when five of the seven incumbent directors actually own 1,000 or fewer shares each? Where is the Board’s faith in the Company if three incumbent directors actually own no shares?

AS THE COMPANY’S LARGEST STOCKHOLDER, OUR GOALS ARE COMPLETELY ALIGNED WITH YOURS – TO CREATE VALUE FOR ALL STOCKHOLDERS

As the Company’s largest stockholder, our interests are clearly aligned with yours in our efforts to elect a minority slate to the VAALCO Board. Our three nominees are all highly successful business people with deep expertise and knowledge of the oil and gas industry who are committed to oversee an effort to maximize stockholder value. We do not intend to acquire the Company. If elected, our nominees will work diligently with management and the remaining members of the Board to:

•
Create an independent special committee, assisted by a top tier investment bank, to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

•	Discontinue further expansion in the North Sea Region and refocus VAALCO’s efforts and resources on the Company’s core assets in Gabon and Angola;

•	Take all the appropriate measures to reduce the Company’s administrative costs and close the Company’s office in Aberdeen (UK);

•
Improve the Company’s corporate governance by redeeming the Shareholders Rights Plan, eliminating VAALCO’s anti-takeover provisions, declassifying the staggered board and separating the role of Chairman and CEO;

•	Commence a process to identify and appoint a qualified Chief Operating Officer to strengthen management; and

•	Tie management compensation more directly to the creation of stockholder value and hold management and the Board more accountable for the Company’s performance.

If elected, our nominees will represent a minority of the VAALCO Board and cannot, by themselves, force the implementation of any one strategic alternative.

WE BELIEVE THE STATUS QUO IS ERODING STOCKHOLDER VALUE

SEND THE MESSAGE THAT YOU ARE UNWILLING TO LET YOUR INVESTMENT SUFFERS FROM IRRESPONSIBLE OVERSIGHT

We urge to you sign, date and return the enclosed GOLD proxy card today. Even if you have already voted for the Company’s slate, you have every right to change your mind. Simply sign and date the GOLD proxy card, - only the latest dated proxy card you return will be counted.

Your vote is very important, regardless of how many shares you own. If you have any questions or need assistance in filling out your GOLD proxy card, please call our proxy solicitors, Mackenzie Partners, Inc., toll free at (800) 322-2885.

We thank you for your consideration and look forward to the responsibility of maximizing value for all VAALCO stockholders.

Sincerely,

Julien Balkany
Nanes Delorme Partners I LP

ATTENTION VAALCO STOCKHOLDERS: VOTE THE GOLD PROXY TODAY!
IF YOU HAVE ALREADY RETURNED A WHITE PROXY, YOU HAVE
EVERY RIGHT TO CHANGE YOUR VOTE. TO CHANGE,
SIMPLY EXECUTE THE ENCLOSED GOLD PROXY CARD.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR
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SOLICITATION:

Mackenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

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